Exhibit 10.25(a)

CONFIDENTIAL

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND RELEASE OF CLAIMS (the “Agreement”) is entered into as of the 30th day of September, 2002, by and between PHARMACOPEIA, INC., a Delaware corporation (the “Company”), and MICHAEL R. STAPLETON, PH.D. (the “Employee”).

BACKGROUND

WHEREAS, the Employee has served as Executive Vice President and Chief Operating Officer of Accelrys Inc. (“Acclerys”) pursuant to the terms of an Employment Agreement dated as of May 1, 2001 (the “Employment Agreement”); and

WHEREAS, the parties have agreed that the Employee’s employment arrangement with the Company and Accelrys shall cease effective as of December 31, 2002 (the “Termination” or “Termination Date”) and, in connection therewith, the Employee shall resign as Executive Vice President and Chief Operating Officer of Accelrys effective as of the date hereof; and

WHEREAS, the parties hereto desire to set forth their respective rights and obligations with respect to the Termination;

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and INTENDING TO BE LEGALLY BOUND HEREBY, the undersigned parties to this Agreement hereby agree as follows:

1.                           Termination; Performance of Duties.

(a)  The parties hereby agree that the employment arrangement between the Employee and the Company is terminated as of the Termination Date.  Except as expressly provided in this Agreement, the Employment Agreement and all rights and obligations of the Employee and the Company with respect to the Employee’s employment with the Company, Accelrys and their respective affiliates are duly and effectively terminated as of the Termination Date.  The Employee acknowledges and agrees that the Company’s obligations under this Agreement shall replace in their entirety the Company’s obligations under the Employment Agreement and all other incentive compensation arrangements for which the Employee is currently eligible as of the Termination Date.  The Employee hereby resigns as Executive Vice President and Chief Operating Officer of Accelrys and resigns from all other executive officer positions of the Company, Accelrys and their respective affiliates, effective September 30, 2002.  At the request of the Company’s Chief Executive Officer, the Employee shall also resign as a member of the Board of Directors of Accelrys and the Company’s other affiliates, and in any event shall resign such directorships no later than the Termination Date.

(b)  During the period commencing on the date hereof and ending on the Termination Date, the Employee agrees to perform such projects and assignments and to discharge such duties and responsibilities as are reasonably assigned to him by Dr. Joseph A. Mollica in such period.  Without limiting the generality of the foregoing, the Employee agrees to use his best efforts to assist the Company and Accelrys (i) in achieving their respective financial targets for the fourth quarter and full year 2002, and (ii) in connection with all transitional issues relating to the Employee’s departure from the Company and Accelrys.

2.                           Severance; Forgiveness of Loan; Other Benefits.

(a)  As a severance payment and in lieu of any payments otherwise due under the Employment Agreement, the Company agrees to pay the Employee an amount equal to his current annual base salary, Two Hundred Eighty-Five Thousand Dollars ($285,000).  Eighty-Five Thousand Dollars ($85,000) of this amount, less normally applicable payroll withholdings, shall be paid to the Employee in cash in a lump sum as soon as practicable after the Termination Date but no later than January 15, 2003.  The other Two Hundred Thousand Dollars ($200,000) of this amount shall be paid to the Employee in cash in equal semi-monthly installments pursuant to the Company’s normal payroll schedule, less normally applicable payroll withholdings, commencing on or about January 15, 2003 and ending on or about December 31, 2003, unless terminated sooner pursuant to Section 5 hereof.

(b)  Notwithstanding the terms of the Employment Agreement, the Company’s or Accelrys’ Management Incentive Plan or any other incentive or bonus plan of the Company or Accelrys, or any other agreement or arrangement to which the Employee is a party or which may apply to the Employee, the Employee acknowledges and agrees that he shall not be entitled to any payment under any such Management Incentive Plan (or any such other incentive or bonus plan) for the year 2002 or otherwise.

(c)  Notwithstanding any other terms or provisions to the contrary of the $200,000 loan provided by the Company to the Employee as described in Section 3(d) of the Employment Agreement (the “Loan”), the Company agrees that, subject to the Employee’s compliance with the terms of this Agreement (including, without limitation, Sections 5, 6, 9, 11 and 12 hereof), effective as of December 31, 2003, it shall forgive all amounts outstanding under and in respect of the Loan.  In such event, assuming that the Employee is not in breach of this Agreement (including, without limitation, Sections 5, 6, 9, 11 and 12 hereof), as of December 31, 2003, the Loan shall be cancelled and all obligations and liabilities of the Employee to repay any amounts outstanding under and in respect of the Loan shall be discharged in full.  The Employee agrees that it shall be an express condition to the Company’s obligation to forgive any amounts outstanding under or in respect of the Loan as provided in this Section 2(c) that the Employee (i) pay to the Company, on or prior to April 20, 2003, sufficient funds to enable the Company to remit the amount of payroll tax owed in respect of the forgiveness of indebtedness income and imputed interest income (collectively, “Loan Taxes”) arising from forgiveness of the $50,000 portion of the Loan scheduled to be forgiven on May 1, 2003 and (ii) pay to the Company, on or prior to December 20, 2003, sufficient funds to enable the Company to remit the Loan Taxes arising from forgiveness of the remaining amounts outstanding under and in respect of the Loan on December 31, 2003 as provided in this Section 2(c).  The Company agrees that it shall provide the Employee with an invoice, not later than ten (10) days prior to the applicable payment date, detailing the amount to be paid to the Company in respect of Loan Taxes on or prior to such payment date; provided, that the failure of the Company to provide any such invoice shall not relieve the Employee of his responsibility to pay the Loan Taxes arising from the forgiveness of the Loan described in this Section 2(c).  The Employee further agrees that, in the event he fails to timely pay any amounts to the Company required in respect of Loan Taxes as provided above, the Company shall be entitled (without prejudice to any other rights it may have hereunder, under applicable law or in equity) to set off against amounts (if any) payable by the Company to the Employee under any provision of this Agreement.

(d)  The Company will continue to provide the Employee with assistance in obtaining his pending Green Card and all other visas required for his employment in the United States.  Such assistance will include the reimbursement of the Employee’s expenses incurred in connection with securing such visas, which expenses must be approved by the Company in advance as a condition to reimbursement.

(e)  The Company will reimburse the Employee for his reasonable expenses incurred in connection with the preparation of his 2002 United States income tax returns.

(f)  The Employee shall be eligible to participate, at the Company’s expense, in the Company’s Executive Outplacement Assistance program administered through Right Associates for a period of one year after the Termination Date.

3.                           Stock Options.  The parties acknowledge that, pursuant to certain Stock Option Agreements, the Employee has been granted incentive stock options to purchase shares of common stock of the Company.  So long as the Employee is not in breach of this Agreement and as such remains employed by the Company and Accelrys through the Termination Date, 84,699 of these options will be vested and exercisable.  The Employee’s options shall remain subject to the terms of, and shall be exercisable during the period(s) specified in, the Stock Option Agreements under which such options were granted.

4.                           Benefits.  The Employee will continue to be eligible to participate in the Company’s group health plans as offered to active employees under the provisions of COBRA.  The Company will pay the applicable COBRA premiums until the earlier of (i) the end of the twelve (12) month period following the Termination Date described in Section 2(a) or (ii) the date upon which the Employee is covered by health benefit plans of a successor employer or under any governmental health benefits programs of the United Kingdom or any other jurisdiction.  As of that date, the Employee may continue coverage under COBRA at his own cost.  The benefits described in this Section 4(a) are available only during the time that the Employee is not eligible for health coverage through another employer or governmental program.  Should the Employee obtain such other health benefits coverage, the Employee shall immediately notify the Company.  Further, the Company will take all action necessary for the Employee to continue, for a period of one (1) year after the Termination Date, the life insurance coverage currently provided to the Employee through the Company, and the Company shall pay the premiums in respect of such life insurance through the first anniversary of the Termination Date.

5.                           Non-Competition.  The Employee shall not, for a period of twelve (12) months commencing on the Termination Date, directly or indirectly, (a) be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding the foregoing, the Employee may make solely passive investments in any Competing Entity the common stock of which is “publicly held” and of which the Employee shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting rights or equity ownership of such Competing Entity; (b) solicit or divert any business or any customer from the Company or any of its subsidiaries or affiliates from time to time or assist any person, firm or corporation in doing so or attempting to do so; (c) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or any of its subsidiaries or affiliates from time to time or assist any person, firm or corporation in doing so; or (d) solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company or any of its subsidiaries or affiliates from time to time.  The Company’s obligation to make payments pursuant to Section 2(a), to forgive the Loan as provided in Section 2(c) and to make the COBRA premium payments described in Section 4 above, shall terminate in the event that, and at such time as, the Employee is in breach of his obligation not to compete, divert business or solicit customers or employees as set forth in this Section 5.

For purposes of this Section 5, the term “Competing Entity” shall mean any entity which is presently or hereafter engaged in the business of providing to third parties products or services for pre-clinical drug discovery or chemical development which (i) include the outlicensing of small molecule libraries, the undertaking of drug candidate screening, and/or related drug optimization activities, (ii) utilize combinatorial chemistry or high-throughput screening technologies in offering pre-clinical drug discovery services, (iii) engage in the development, marketing or sale of software programs which use molecular simulation or analysis to predict chemical or biological activities, or (iv) engage in the development, marketing or sale of software programs that store, manage or analyze chemical or biological information.  For purposes of this Section 5, the term “Territory” shall mean North America, Europe and Japan.  Notwithstanding anything in the above to the contrary, the Employee may engage in the activities set forth in Section 5(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld.  In determining whether a specific activity by the Employee for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of (x) the duties to be performed by the Employee, and (ii) the business activities of the Competing Entity or contemplated by such Competing Entity at the time of the Employee’s proposed engagement by such entity.

The Employee acknowledges and agrees that the covenants set forth in this Section are reasonable and necessary in all respects for the protection of the Company’s and Accelrys’ legitimate business interests (including, without limitation, the Company’s and Accelrys’ confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company’s net worth and in which the Company has a property interest).  The Employee acknowledges and agrees that, in the event that he breaches any of the covenants set forth in this Section, the Company shall be irreparably harmed and shall not have an adequate remedy at law, and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law.

If any covenant set forth in this Section 5 is deemed invalid or unenforceable for any reason, it is the parties’ intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent) to render it valid and enforceable in all respects.  In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad or otherwise invalid, it is the parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid and enforceable in all respects.

6.                           Non-Disparagement.  The Employee expressly agrees that he will not make any knowingly false, disparaging or derogatory comments, in public or in private, about the Company or Accelrys or any of their respective subsidiaries or affiliates (collectively, the “Company Entities”), about the business affairs or financial condition of any of the Company Entities, or about any employee, director or officer of any of the Company Entities.  The Company agrees that the officers and directors of the Company Entities shall not make any knowingly false, disparaging or derogatory comments concerning the Employee to third parties.

7.                           Releases of Claims.  Subject to and conditioned upon the full performance by the other party of its or his obligations under this Agreement:

(a)                                  In exchange for the benefits received under this Agreement, to which he may not otherwise be entitled, the Employee, his attorneys, heirs, executors, administrators, successors and assigns (collectively, the “Employee Parties”) hereby agrees not to pursue or further any action, cause of action, right, suit, debt, compensation, expense, liability, contract, controversy, agreement, promise, damage judgment, demand or claim whatsoever, at law or in equity, whether known or unknown, which the Employee or any of the other Employee Parties ever had, now has or hereafter can, shall or may have for, upon or by any reason of any matter, cause or thing (collectively, “Employee Claims”) whatsoever, occurring up to and including the date the Employee executes this Agreement, against the Company and Accelrys, their respective successors, assigns, partners, representatives and affiliates and all of their respective employees, agents, officers and directors (collectively, the “Company Parties”) and hereby releases, acquits and forever absolutely discharges the Company Parties and each of them of and from all of the foregoing, except with respect to the obligations of the Company set forth in this Agreement, including but not limited to the Stock Option Agreements referenced in Section 3.  Such Employee Claims include, but are not limited to, all claims for breach of contract, wrongful discharge, impairment of economic opportunity, intentional infliction of emotional harm, defamation or other torts, or claims under any applicable federal, state or local law, including any and all federal, state and local employment and anti-discrimination laws, including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the California Labor and Civil Code, the California Fair Employment and Housing Law, the New Jersey Law Against Discrimination and the New Jersey Conscientious Employee Protection Act.  Notwithstanding anything herein to the contrary, such Employee Claims will under no circumstances include any action, cause of action, right, suit, debt, compensation, expense, liability, contract, controversy, agreement, promise, damage judgment, demand or claim relating to, arising under or arising in connection with any breach by the Company of this Agreement.

(b)                                 The Company, for itself and any subsidiary (including, without limitation, Accelrys) or affiliate, as well as its and their respective predecessors, successors, assigns, trustees and creditors, hereby agrees not to pursue or further any action, cause of action, right, suit, debt, compensation, expense, liability, contract, controversy, agreement, promise, damage judgment, demand or claim whatsoever, at law or in equity, whether known or unknown, which the Company and any of such other parties ever had, now has or hereafter can, shall or may have for, upon or by any reason of any matter, cause or thing (collectively, “Company Claims”) whatsoever, occurring up to and including the date Employee executes this Agreement against Employee and the other Employee Parties and hereby releases, acquits and forever absolutely discharges Employee and the other Employee Parties and each of them of and from all of the foregoing, except with respect to the obligations of Employee set forth in this Agreement and under any and all confidentiality, non-disclosure and similar agreements entered into by the Employee prior to the date hereof with the Company, Accelrys or any of their respective affiliates.  Notwithstanding anything herein to the contrary, such Company Claims will under no circumstances include any action, cause of action, right, suit, debt, compensation, expense, liability, contract, controversy, agreement, promise, damage judgment, demand or claim relating to, arising under or arising in connection with any breach by the Employee of this Agreement.

8.                                      Unknown Claims.  Both the Employee and the Company understand that the release of claims described in Section 7 above covers claims which they know about and those they may not know about.  The parties waive all rights under Section 1542 of the California Civil Code, which the parties have read and understand, and which provides as follows:

SECTION 1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

The parties acknowledge that they are assuming the risk that the facts may turn out to be different from what they believe them to be and the parties agree that this release shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

9.                           Agreement Not to Sue.  The parties promise never to file a lawsuit asserting any of the claims that are released in Section 7 above.  If either does so, and the action is found to be barred in whole or part by this Agreement, the party asserting the claim found to be barred by this Agreement agrees to pay the reasonable attorneys’ fees and costs, or the portions thereof, incurred by the party released hereby in defending against the claim(s) which are barred by this Agreement.

10.                    Further Acknowledgements.  The Employee acknowledges that (a) by this Agreement, the Company has advised him in writing that he should consult with an attorney prior to executing this Agreement, (b) he has had the opportunity to read, review and consider all of the provisions of this Agreement, (c) he understands its provisions and its final and binding effect on him, and (d) he is entering into this Agreement freely, voluntarily and without duress or coercion.  The Employee further acknowledges that (i) he understands that he has twenty-one (21) days from the date of distribution of this Agreement to review and consider its provisions and (ii) he has an additional seven (7) days following his execution of this Agreement to revoke this Agreement and this Agreement shall not become effective or enforceable until the revocation period has expired.

11.                    Company Property.  The Employee warrants that, except as provided below, he has returned to the Company, or will return to the Company on or before the Termination Date, all property belonging to the Company, which is in his possession or under his control, including without limitation, all credit cards, computers, telecommunications equipment, keys and all documents and files of any nature whatsoever, including any and all copies of same.  Notwithstanding the foregoing, the Employee shall be entitled to retain his office computer, home office equipment and cellular telephone, provided, that the Employee understands that the Company will not, after the Termination Date, be required to maintain any DSL or other telephone or computer-based internet connection service, any internet service provider (ISP) service or any cellular telephone service in connection with these retained items or otherwise; and provided, further, that the Company information contained in or on this equipment will remain the property of the Company and be subject to the terms of this Agreement.

12.                    Confidentiality.  The parties hereto agree that the terms and conditions of this Agreement are confidential and further agree that they shall not divulge the terms of this Agreement to third parties generally, except as required by applicable law or to enforce this Agreement or to defend against a claim related thereto and except that the Company may reveal such terms to its accountants, legal counsel and directors.  In addition to and not in limitation of the parties’ respective obligations under Section 6 above, (a) the Employee agrees not to make any statement to any third party (other than the Employee’s accountants and attorneys) regarding the Company or its affiliates, other than in connection with an employment opportunity or as may be required by applicable law or to enforce this Agreement or to defend against a claim related thereto, and (b) the Company agrees not to make any statement to any third party regarding the Employee other than the fact that the Employee was an employee of the Company during the relevant time period, except as may be required by applicable law or to enforce this Agreement or to defend against a claim related thereto.  Notwithstanding the foregoing, the Employee and the Company agree that the Company shall be entitled to provide employment-related references concerning the Employee, and that any such references shall not be deemed a violation of this Agreement.  In the event this covenant of confidentiality is breached, the Company and the Employee will have and may pursue legal remedies for any damage arising from a breach of this provision.  Prior to any press release or other public disclosure relating to the contents of this Agreement, the Company shall confer with the Employee on the contents of any such disclosure.  Notwithstanding the foregoing, the Company shall be under no obligation to reach agreement with the Employee on the contents of any such public announcement or disclosure required by applicable law, rule or regulation, including, but not limited to, any public announcement or disclosure required by federal or state securities laws, rules or regulations.

13.                    Acknowledgement of Consideration.  The Employee acknowledges that the only consideration that he has received for executing this Agreement is the consideration recited above, and that no other promise, inducement, threat, agreement or understanding of any kind or description has been made with or to the Employee by the Company to cause him to agree to the terms hereof.

14.                    Governing Law; Jurisdiction.  The parties acknowledge and agree that because the Company’s headquarters is located in New Jersey, this Agreement will be finalized in New Jersey and a substantial portion of this Agreement is to be performed in New Jersey, the substantive laws of the State of New Jersey will govern the enforcement of this Agreement, without regard to its choice of law rules.  The parties further agree and consent to the jurisdiction of the federal and state courts in New Jersey over any action to enforce this Agreement.

15.                    Entire Agreement, Etc.  This Agreement represents the entire understanding between the parties, and there are no agreements or understandings which have not been set forth herein.  This Agreement supersedes any prior understanding, agreement, practice or contract, oral or written, between the Employee and the Company relating to the Employee’s employment or compensation.  This Agreement may not be modified except by written instrument signed by all parties.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  This Agreement shall be binding upon the parties’ heirs, executors, administrators, successors, and assigns.

IN WITNESS WHEREOF, and INTENDING TO BE LEGALLY BOUND HEREBY, the undersigned have executed this Separation Agreement and Release of Claims as of the date first written above.

PHARMACOPEIA, INC.

	By:	/s/ Joseph A. Mollica, Ph.D.
Joseph A. Mollica, Ph.D.
Chairman of the Board, President and Chief Executive Officer

Agreed and Accepted as of the Date First Written Above:

/s/ Michael R. Stapleton, Ph.D.
Michael R. Stapleton, Ph.D.